EXHIBIT 99

News
For Immediate Release April 24, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS FIRST QUARTER
DILUTED EARNINGS PER SHARE OF $0.74
BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE

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Company Records Charge of $0.17 Per Share
Due to Change in Accounting for Asset Retirement Obligations

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Sales Grew 13 Percent

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NEW YORK, April 24--Minerals Technologies Inc. (NYSE: MTX) today reported first quarter diluted earnings per common share of $0.74, before the cumulative effect of an accounting change; this represents a 12-percent increase from the $0.66 reported in the first quarter of 2002. Diluted earnings per share for the quarter, including the $0.17 non-cash after-tax charge, were $0.57, or 14 percent lower than the same period in 2002. The after-tax charge resulted from the adoption of the Financial Accounting Standard Board's SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires the company to record a liability for future asset retirement obligations.

Worldwide sales were $201.5 million, a 13-percent increase over the $179.0 million reported in the first quarter of 2002. Foreign exchange had a favorable impact of approximately $8.2 million on sales, or 5 percentage points of growth. For the quarter, operating income was $22.5 million compared with $21.4 million for the same period last year, a 5-percent increase. Before the accounting change, the company's income for the quarter was $14.9 million, a 10-percent increase from the $13.5 million reported in the first quarter of 2002. Including the $3.4 million charge for the accounting change, net income was $11.5 million compared with $13.5 million, a 15-percent decline.

"Minerals Technologies performed well in the first quarter, with growth across all of the company's businesses," said Paul R. Saueracker, chairman, president and chief executive officer.

Sales in the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, increased 11 percent to $137.8 million from $124.3 million in the first quarter of 2002. Income from operations increased 2 percent to $15.5 million from $15.2 million in the same period last year.

Worldwide sales of PCC grew 6 percent to $109.3 million from $102.9 million in the first quarter of 2002. This growth was attributable to both increased volumes and a favorable currency impact in Europe.

"We continued to see good growth in our Paper PCC business as well as some improvement in our sales of Specialty PCC, used in non-paper applications," said Mr. Saueracker. "We were pleased that volume growth of PCC used for filling and coating paper and the favorable effect of foreign exchange more than offset the shutdown of our satellite plant in December 2002 at the Great Northern Paper Company in Millinocket, Maine, which is in bankruptcy proceedings."

Worldwide sales of Processed Minerals products increased 33 percent in the first quarter to $28.5 million from $21.4 million in the same period in the prior year. This increase was attributable primarily to the September 2002 acquisition of Polar Minerals Inc. However, the company also experienced volume growth in the underlying business. Processed Minerals products, which include ground calcium carbonate, talc, mica and barytes, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries.

Sales of Refractories segment products, which are used primarily in the steel industry, increased 16 percent to $63.7 million from $54.7 million in the first quarter of 2002. Income from operations increased 13 percent to $7.0 million from $6.2 million in the first quarter of 2002.

"The Refractories sector experienced higher sales volume, especially in North America and Latin America. We also saw increased sales of our state-of-the-art refractory applications systems. In addition, Refractories benefited from the favorable impact of foreign exchange, particularly in Europe," said Mr. Saueracker. "I would like to point out that the Refractories segment operating margin was 11.0 percent--a significant improvement over the 7.8 percent operating margin delivered in the fourth quarter of 2002."

Mr. Saueracker concluded: "We had a good first quarter despite a less than robust economic environment. We will continue to seize opportunities for growth, and we are hopeful that economic conditions in the manufacturing sector will improve during the year."

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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2002 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at
http://www.mineralstech.com

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES CONSOLIDATED STATEMENT OF INCOME
(thousands of dollars, except per share data) (unaudited)
	First Quarter		%
	2003	2002	Growth

Net sales	$201,450	$179,000	13
Operating costs and expenses:
Cost of goods sold	151,683	133,424	14
Marketing and administrative expenses	21,137	18,436	15
Research and development expenses	6,085	5,704	7

Income from operations	22,545	21,436	5
Non-operating deductions - net	1,027	1,938	(47)

Income before provision for taxes
on income and minority interests	21,518	19,498	10

Provision for taxes on income	6,134	5,635	9

Minority interests	467	320	46

Income before cumulative effect of
accounting change	14,917	13,543	10

Cumulative effect of accounting change	3,433	0

Net income	$11,484	$13,543	(15)

Weighted average number of common
shares outstanding:
Basic	20,117	19,984

Diluted	20,223	20,564

Earnings per share:
Basic
Before cumulative effect of accounting change	$0.74	$0.68	9
Cumulative effect of accounting change	(0.17)	0
Basic earnings per share	$0.57	$0.68	(16)

Diluted
Before cumulative effect of accounting change	$0.74	$0.66	12
Cumulative effect of accounting change	(0.17)	0
Diluted earnings per share	$0.57	$0.66	(14)

Cash dividends declared per common share	$0.025	$0.025

1) For the periods ended March 30, 2003 and March 31, 2002.
2) Sales increased approximately 8% in the United States in the first quarter of 2003. International sales increased approximately 22% in the first quarter of 2003.
3) Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations."
Upon adoption, the Company recorded a non-cash after-tax charge to earnings of approximately $3.4 million for the cumulative effect of this accounting change related to retirement obligations associated with the Company's PCC satellite facilities and its mining properties. Excluding the cumulative effect adjustment, the Company recorded additional depreciation and accretion expenses of approximately $0.2 million in the first quarter of 2003. Such charge is included in cost of goods sold.
4) The Company recorded a writedown of impaired assets of $750,000 in the Specialty Minerals segment in the first quarter of 2002. Such charge is included in cost of goods sold.
5) The Company paid approximately $0.7 million of one-time termination benefits to a group of employees at a Specialty Minerals facility in the United Kingdom in the first quarter of 2003. Such charge is included in cost of goods sold.
6) The results of operations for the interim period ended March 30, 2003 are not necessarily indicative of the results that ultimately might be achieved for the current year.
7) The analyst conference call to discuss operating results for the first quarter is scheduled for April 25, 2003 at 11:00 AM and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

MINERALS TECHNOLOGIES INC AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEET

		ASSETS

	(In Thousands of Dollars)
			March 30,	December 31,
			2003*	2002**

	Current assets:
	Cash & cash equivalents		37,295	31,762
	Accounts receivable, net		152,566	129,608
	Inventories		85,392	82,909
	Other current assets		43,139	46,686
	Total current assets		318,392	290,965

	Property, plant and equipment		1,134,305	1,116,004
	Less accumulated depreciation		600,911	578,580
	Net property, plant & equipment		533,394	537,424

	Goodwill		51,061	51,291
	Other assets and deferred charges		20,759	20,197

	Total assets		923,606	899,877

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt		31,438	31,331
	Accounts payable		42,058	37,435
	Other current liabilities		56,417	55,171
	Total current liabilities		129,913	123,937

	Long-term debt		88,863	89,020
	Other non-current liabilities		98,502	92,763
	Total liabilities		317,278	305,720

	Total shareholders' equity		606,328	594,157

	Total liabilities and shareholders' equity		923,606	899,877

*	Unaudited.
**	Condensed from audited financial statements.